Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Joseph W. Kaufmann

President and Chief Executive Officer

(484) 713-2100

KENSEY NASH CORPORATION ANNOUNCES THE ADDITION OF LISA

EARNHARDT TO ITS BOARD OF DIRECTORS

EXTON, PA, September 23, 2011 – Kensey Nash Corporation (Nasdaq: KNSY) today announced that Lisa Earnhardt, President and Chief Executive Officer of Intersect ENT, has joined Kensey Nash’s Board of Directors.

Ms. Earnhardt has served as President and Chief Executive Officer of Intersect ENT since March 2008. Intersect ENT, a venture-backed medical device company, is an innovator in local drug delivery and recently gained FDA approval for a steroid-releasing bioabsorbable implant that improves surgical outcomes for chronic sinusitis patients.

Prior to joining Intersect ENT, Ms. Earnhardt served as President of Boston Scientific’s Cardiac Surgery division. Ms. Earnhardt holds a BS degree in Industrial Engineering from Stanford University, and an MBA from Northwestern’s Kellogg School of Management. In addition to Kensey Nash’s Board, Ms. Earnhardt serves on the boards of Intersect ENT and the Kellogg Alumni Council. Ms. Earnhardt also served on the board Nerites Corporation.

“Lisa’s extensive medical device experience will be an asset to our Board and our company,” commented Joseph W. Kaufmann, President and CEO of Kensey Nash Corporation. “Her talents, skills and industry knowledge will be highly complementary to our future business objectives,” he concluded.

“Over the past twenty-five years Kensey Nash has developed a broad range of innovative products and technologies that have benefitted patients worldwide. I am pleased to have the opportunity to join the Board and look forward to working with the current Directors and accomplished management team to achieve the company’s strategic objectives,” Ms. Earnhardt commented.

About Kensey Nash Corporation. Kensey Nash Corporation is a medical device company primarily focused on regenerative medicine utilizing its proprietary collagen and synthetic polymer technology. The Company is recognized as a leader for innovative product development and unique technology in the field of resorbable biomaterials. The Company has an extensive range of products, which are sold through strategic partners in multiple medical markets, including the cardiology, orthopaedic, sports medicine, spine, endovascular and general surgery markets. For more information, visit www.kenseynash.com.

1-484-713-2100

KENSEY NASH CORPORATION, 735 PENNSYLVANIA DRIVE, EXTON, PA 19341